Exhibit 10.3

November 7, 2022

Kevin Luebbers

Dear Kevin:

We are pleased that you have agreed to serve as the Interim President of Broadmark Realty Capital Inc. (the “Company”), in addition to your continuing service on the Board of Directors (the “Board”) of the Company. This letter sets forth the key terms and conditions for service as Interim President (“Interim President”).

1. Employment. Effective as of the close of business on November 7, 2022 (the “Effective Date”) you shall serve as Interim President, and have the duties, responsibilities and authority of the President under the Company’s Bylaws, until either you or the Board provides written notice of your termination from such position (the “Employment Period”). You shall report to the Board and shall work on a full-time basis for the Company and shall devote substantially all of your business time, attention, skills and energies to the business and affairs of the Company. During the Employment Period, you shall not engage in any business activity which, in the reasonable judgment of the Board, conflicts with your duties hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage. You agree that you shall promptly report any potential conflict in writing to the Board, affirmatively disclosing any outside business opportunity that presents even the appearance of a conflict. The primary place of your employment will be in the Company’s home offices in the Seattle, Washington area, subject to the Company’s policies regarding working from a remote location and subject to reasonable business travel requirements.

2. Base Salary and Benefits. During the Employment Period, your base salary shall be $325,000 per annum (“Base Salary”), which shall be payable in regular installments in accordance with the Company’s general payroll practices. Annual compensation review and increases, if any, will be subject to approval by the Board. During the Employment Period, any cash retainer payable to outside directors of the Company shall be suspended. During the Employment Period, you will be entitled to paid vacation in accordance with Company policy and you will be eligible to participate in such health care, insurance, retirement, and other employee benefit plans as are generally made available by the Company to its employees, subject to the terms of said plan or plans. The terms of such plans are subject to change or termination at any time, with or without notice, at the discretion of the Company.

3. Equity Awards. Promptly following the Effective Date, the Company shall grant you restricted stock units (“RSUs”) with respect to Company common stock with a value of $325,000 as of the grant date (determined by dividing $325,000 by the closing price per share of Company common stock on the date of grant). The RSUs shall vest fully upon one year of service, subject to your continued employment or continued service on the Board through the vesting date. The RSUs shall be subject to the terms of the Company’s 2019 Stock Incentive Plan (the “Plan”) and the standard form of RSU agreement thereunder. The foregoing grant shall be in lieu of any equity awards granted to outside directors during the Employment Period pursuant to the Company’s outside director compensation program, as may be amended and/or restated from time to time. In addition, any RSUs or performance-based RSUs that you currently hold will continue to vest in accordance with their terms, subject to your continued service on the Board.

4. Expenses. The Company shall reimburse you for all reasonable expenses incurred by you in the course of performing your duties under this letter which are consistent with the Company’s policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.

5. Entire Agreement; Governing Law. This letter supersedes and replaces any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding your appointment to the position of Interim President. This letter may not be amended or modified, except by an express written agreement of the parties. This letter shall be construed, interpreted and governed by the law of the State of Maryland, without giving effect to principles regarding conflict of laws.

6. Counterparts. This letter may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

7. Headings. Headings in this letter are for reference only and shall not be deemed to have any substantive effect.

[Signature page follows]

Thank you for your continued service to the Company. Please confirm your agreement to the terms specified in this letter by signing below.

Sincerely,

/s/ Stephen G. Haggerty
Name: Stephen G. Haggerty

For the Board of Directors

AGREED AND ACKNOWLEDGED:

/s/ Kevin Luebbers
Kevin Luebbers